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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 3 to the Registration Statement of the Warburg Pincus Growth & Income Fund, Inc. on Form N-1A (File No. 333-00527) of our report dated October 18, 1996 on our audit of the financial statements and financial highlights of the Fund, which report is included in the Annual Report to Shareholders for the year ended August 31, 1996 which is incorporated by reference in the Post-Effective Amendment to the Registration Statement. We also consent to the reference to our Firm under the captions "Financial Highlights" in the prospectus and "Independent Accountants and Counsel" in the Statement of Additional Information.


COOPERS & LYBRAND L.L.P.

COOPERS & LYBRAND L.L.P.


2400 Eleven Penn Center
Philadelphia, Pennsylvania
August 22, 1997


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